                                                                    EXHIBIT 10.3

                           SUPPLIERMARKET.COM, INC.
                                 10 Mall Road
                             Burlington, MA  01803

                               January 24, 2000

Jonathan Burgstone

Dear Sir:

     This letter will confirm your employment agreement with SupplierMarket.com, Inc. ("SupplierMarket", which term shall where appropriate include any
       --------------
affiliates of SupplierMarket for which you perform services) under the terms and conditions that follow. This letter agreement supersedes the Key Employee Agreement dated as of June 28, 1999 between SupplierMarket and you. In addition, in connection with the execution of this agreement, you and SupplierMarket will execute an Amended and Restated Stock Restriction Agreement dated as of January 24, 2000 (the "Amended Stock Restriction Agreement") which
                                   -----------------------------------
will supersede the Stock Restriction Agreement dated June 28, 1999.

     1.   Position and Duties.

          a. Effective as of the date hereof, you will be employed by SupplierMarket, on a full-time basis as its Executive Vice President or such other more senior position as determined by SupplierMarket's Board of Directors (the "Board"). You will directly report to the Board or SupplierMarket's Chief Executive Officer (the "CEO"), if someone is appointed to that position other
                        ---
than you or Asif Satchu.

          b. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by SupplierMarket, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of SupplierMarket and to the discharge of your duties and responsibilities to them. You further agree not to engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during your employment with SupplierMarket that materially interferes with your ability to discharge your duties and responsibilities to SupplierMarket, without first receiving the express written approval of the Board or the CEO or his or her designee.

     2. Compensation and Benefits. During your employment, as compensation for all services performed by you for SupplierMarket and subject to your performance of your duties and obligations, SupplierMarket will provide you the following pay and benefits:

          a. Base Salary. SupplierMarket will pay you a base salary at the rate of $150,000 per year, payable in accordance with the regular payroll practices of SupplierMarket and subject to adjustment from time to time by the Board in its discretion.

          b. Bonus Compensation. During each year of your employment, you will be eligible to earn a bonus in accordance with a bonus plan established by the Board.

          c. Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of SupplierMarket generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this agreement. Your participation will be subject to (i) the terms of the applicable plan documents,
(ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan, as each is in effect from time to time.

          d. Vacations. You will be entitled to earn up to four weeks of vacation per year, in addition to holidays observed by SupplierMarket. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of SupplierMarket and the prior approval of the CEO. Vacation time may not be carried forward from one year to the next.

          e. Business Expenses. SupplierMarket will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for SupplierMarket, subject to any maximum annual limit and other restrictions on such expenses set by the Board and subject to your providing such reasonable substantiation and documentation as may be specified by SupplierMarket from time to time.

     3.   Confidential Information and Restricted Activities.

          a. Confidential Information. During and after your employment with SupplierMarket, you will hold in confidence and not use, disclose or allow disclosure of Confidential Information (as defined below) except in the proper performance of your duties to SupplierMarket. Upon termination of your employment, you will immediately deliver to SupplierMarket all Confidential Materials and destroy all electronic embodiments of Confidential Information.

          b.   Ownership of Work Product and Intellectual Property.

               (i) You are performing services and creating Work Product hereunder at the instance of SupplierMarket. It is therefore the parties' intention that SupplierMarket is to own exclusively all rights and economic interests in the Work Product and all Intellectual Property embodied therein or related thereto, including without limitation any invention or discovery made or reduced to practice in the process of performing the services. This agreement is to be construed to the maximum extent possible to produce the foregoing result, including but not limited to the construction of any ambiguities so as to achieve said result.

          (ii) Accordingly, you agree as follows:

               (A) All tangible Work Product which is a copyrightable work of authorship will be deemed a work made for hire owned by SupplierMarket under United States copyright laws; if an invention, Work Product is deemed to be owned by SupplierMarket upon creation.

               (B) You will make reasonable efforts to maintain adequate and current written records of all Work Product, which shall be available to and remain the property of SupplierMarket at all times.

               (C) You shall promptly and fully disclose in writing to SupplierMarket all Trade Secrets, including without limitation inventions and works of authorship, which are related to the business activities of SupplierMarket authorized, conceived, created or reduced to practice by you (whether alone or jointly with others, whether during or outside the hours you are providing services, and whether or not by the use of SupplierMarket's equipment or other resources) during the term of this agreement or within six months thereafter, whether or not patentable or copyrightable.

               (D) You hereby assign irrevocably and unconditionally, to the fullest extent permitted by law under any interpretation of the relationship between the parties, all right, title and interest (including without limitation all Intellectual Property rights) embodied in or associated with the Work Product which are related to the business activities of SupplierMarket and are authorized, conceived, created or reduced to practice by you during the term of this agreement or which result within six months thereafter from Confidential Information disclosed by SupplierMarket.

               (E) Promptly upon request by SupplierMarket and at SupplierMarket's expense, you shall execute and deliver to SupplierMarket all applications, assignments, agreements and other instruments and take such reasonable actions as SupplierMarket may deem helpful to fully vest the foregoing rights in SupplierMarket or to evidence such vesting. If SupplierMarket is unable, after reasonable effort, to secure your signature on any patent application, copyright registration or other similar document, you hereby irrevocably designate and appoint SupplierMarket and its duly authorized representatives as your agent and attorney-in-fact to execute and file any such application or registration and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright registration and other forms of intellectual property protection with the same legal force and effect as if executed by you.

               (F) You hereby waive in favor of SupplierMarket and its assigns and licensees any and all artist's or moral rights you may have pursuant to any state, provincial or federal laws or statutes of the United States in respect of any Work Product, and all similar rights under the laws of all jurisdictions.

          c. Publication. During your employment, you will not publish anything relating to SupplierMarket's area of business (including without limitation Inventions and Work Product) without its prior written consent, which shall not be unreasonably held.

          d. Covenants Regarding Employees and Customers. For a period of two years after the termination of your employment with SupplierMarket for any reason, you will not:

               (i) recruit or solicit, offer employment to, or employ any person who was an employee or independent contractor of SupplierMarket on or within six months before the termination of your employment;

               (ii) work for, or solicit or accept business from, any person or entity that was a customer of SupplierMarket on or within six months before the date of termination of your employment; or

               (iii) compete with SupplierMarket directly or indirectly anywhere in the United States or anywhere else that SupplierMarket offers its services in the development, marketing, sale or distribution of an Internet-based business engage in (A) matching potential buyers and sellers of custom or semi-custom manufactured products, or (B) any other business engaged in by SupplierMarket at the time of your termination, or contemplated as part of SupplierMarket's business plan at the time of your termination. You will not engage in the actions prohibited in clauses (A) or (B) directly or indirectly, or by being associated with any person or entity as customer, partner, employee, agent, consultant, director, officer, stockholder (other than as the owner of less than 2% of the outstanding stock of a publicly-traded corporation) or in any other capacity or manner whatever.

          e. Specific Performance. In signing this agreement, you give SupplierMarket assurance that you have carefully read and considered all the terms and conditions of this agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of

SupplierMarket. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to SupplierMarket and its affiliates would be irreparable. You therefore agree that SupplierMarket, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, and that you will not take, and you will not permit anyone else to take on your behalf, any position in a court or any other forum inconsistent with any of your covenants and agreements herein.

     4. Termination of Employment. Unless your employment is terminated earlier pursuant to this Section 4, the initial term (the "Initial Term") of
                                                           ------------
your employment under the terms of this agreement shall continue until January 24, 2003. After the Initial Term, this agreement shall be automatically extended for successive one year periods unless terminated earlier in accordance with its terms. Notwithstanding the foregoing, it is expressly understood and agreed that your employment may be terminated by SupplierMarket in accordance with the procedures set forth below regardless of when such termination may occur during the Initial Term or any successive term.

          a.   By SupplierMarket

               (i) SupplierMarket may terminate your employment at any time, other than for Cause, upon 30 days notice to you.

               (ii) SupplierMarket may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by SupplierMarket in its reasonable judgment, shall constitute Cause for termination: (A) the commission by you of any embezzlement or other deliberate and premeditated act of dishonesty against the financial or business interests of SupplierMarket; (B) the habitual drug addiction or intoxification of you; (C) the conviction of you, or the pleading by you, of nolo contendere to, a felony; (D) the willful failure or refusal of you to carry out your duties or to follow reasonable directives of the Board, which failure or refusal is not cured within 30 days subsequent to written notice from SupplierMarket to you; or (E) the material breach by you of this Agreement or the Amended Stock Restriction Agreement.

          b.   By the Executive.

               (i) You may terminate your employment at any time, other than for Good Reason, upon 30 days' notice to SupplierMarket.

               (ii) You may terminate your employment for Good Reason upon notice to SupplierMarket setting forth in reasonable detail the nature of the Good Reason. The following shall constitute Good Reason for termination: (A) a material diminution in your responsibilities, duties or authority, which shall include but not be limited to the demotion of you below the level of Executive Vice President, to which you have not consented and which remains unremedied for 10 days after the receipt by the Board of written notice thereof from you (it being understood that SupplierMarket's demotion of you from the position of CEO as a result of the hiring of another CEO shall not by itself be considered a "material diminution" in your responsibilities); (B) any other action taken in bad faith by SupplierMarket for the purpose of interfering with the performance of your responsibilities, if such action in fact materially and adversely affects the performance of such responsibilities, and which remains unremedied for 10 days after the receipt by the Board of written notice thereof from you;
(C) the relocation of you by SupplierMarket outside SupplierMarket's main office without your written consent; or (D) a decrease in your compensation without your written consent.

          c. By Reason of Death or Disability. This agreement shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this agreement, SupplierMarket will continue to pay you your base salary and to provide you benefits in accordance with Section 2c above for up to 12 weeks of disability during any period of 365 consecutive calendar days. If you are unable to return to work after 12 weeks of disability, SupplierMarket may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for SupplierMarket, you shall, at SupplierMarket's request, submit to a medical examination by a physician selected by SupplierMarket to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, SupplierMarket's determination of the issue shall be binding on you.

          d. By Reason of Retirement. This agreement shall automatically terminate in the event of your retirement, whether such retirement is initiated by you or is required by SupplierMarket in accordance with Section 12(c)(1) of the Age Discrimination in Employment Act of 1967, as amended, or any successor law, and any applicable state statute.

     5.   Severance Payments and Other Matters Related to Termination.

          a. Other than for Cause or with Good Reason. In the event of termination of your employment by SupplierMarket other than for Cause or your termination of your employment for Good Reason in accordance with Section 4b, SupplierMarket will continue to pay you your base salary until the conclusion of a period of 12 months following the date of termination. SupplierMarket will also pay you on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, SupplierMarket will pay you any bonus to which you are entitled in accordance with Section 2b above, prorated to the date of termination and payable at the time such bonuses are payable to Company executives generally. In addition, you will receive 12 month's of accelerated vesting (i) in accordance with the Amended Stock Restriction Agreement, of any shares of restricted stock that do not constitute, as of the date of termination, "Vested Shares" as defined in the Amended Stock Restriction Agreement and (ii) of any unvested stock options granted to you by SupplierMarket after the date hereof.

          b. For Cause or Without Good Reason. In the event of termination of your employment by SupplierMarket for Cause or your termination of your employment other than for Good Reason, SupplierMarket will pay you any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. SupplierMarket shall have no obligation to you for bonus or severance payments. As in the case of any other termination, your obligations under Section 3 will remain in full force and effect in accordance with their terms.

          c. Retirement. In the event of your retirement, SupplierMarket will pay you any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, SupplierMarket will pay you any bonus to which you are entitled in accordance with Section 2b above, prorated to the date of termination and payable at the time such bonuses are payable to Company executives generally. SupplierMarket shall have no obligation to you for severance payments. As in the case of any other termination, your obligations under Section 3 will remain in full force and effect in accordance with their terms.

          d. Employee Release. Any obligation of SupplierMarket to provide you severance pay or bonus payments under any provision of this Section 5 is conditioned upon your signing a release of claims in the form attached hereto as "Annex A" (the "Employee Release") within 21 days of the date on which you give
 -------        ----------------
or receive, as applicable, notice of termination of your employment and upon your not revoking the Employee Release thereafter. All severance payments under this Section 5 will be in the form of salary continuation, payable in accordance with the normal payroll practices of SupplierMarket, and will begin at SupplierMarket's next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. Notwithstanding anything else contained in this agreement, no bonus payment will be due and payable under any provision of this Section 5 until the next regular Company payday following the effective date of the Employee Release. Payment by SupplierMarket of any severance pay and other payments due you under the applicable provision of this Section 5 shall constitute the entire obligation of SupplierMarket to you. Except for any right you may have under the federal law known as "COBRA" to continue participation in SupplierMarket's group health plan
          -----
at your cost, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination.

          e. Survival. Provisions of this agreement shall survive any termination if so provided in this agreement or if necessary or desirable to accomplish the purpose of other surviving provisions, including without limitation your obligations under Section 3 of this agreement. The obligation of SupplierMarket to make payments to you under this Section 5 is expressly conditioned upon your continued full performance of obligations under Section 3
hereof.   Upon termination by either you or SupplierMarket, all rights, duties and obligations of you and SupplierMarket to each other shall cease, except as otherwise expressly provided in this agreement.

     6. Definitions. For purposes of this agreement, the following definitions apply:

          "Confidential Information" means Trade Secrets and other information
           ------------------------
of SupplierMarket identified as confidential and all Work Product, whether disclosed in tangible form (including without limitation written documents, photographs, drawings, models, prototypes, samples, and magnetic and/or electronic media), or orally or visually or in other non-tangible form (including without limitation presentations, displays or inspections of tangible media or facilities). Confidential Information shall also include information received by SupplierMarket from third parties under an obligation of confidentiality. Confidential Information does not include information which:
(i) was known to you prior to disclosure by SupplierMarket; (ii) is or becomes public knowledge without breach of this agreement; or (iii) is received by you from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; or (iv) is independently developed by you without use of or reference to Confidential Information.

          "Confidential Materials" means tangible objects, materials or media in
           ----------------------
which Confidential Information is embodied, including all copies, excerpts, modifications, translations, enhancements and adaptations of the foregoing.

          "Intellectual Property" means all rights of every nature relating to
           ---------------------
intellectual property, including without limitation (i) all United States and foreign patents and patent applications now or hereafter filed (including continuations, continuations-in-part, divisionals, reissues, reexaminations and foreign counterparts thereof), and all rights with respect thereto, (ii) all Trade Secrets, (iii) all United States and foreign semiconductor mask work rights and registrations for such rights, and (iv) all copyrights and renewals thereof and other rights relating to literary or artistic works and data compilations (including without limitation author's and moral rights and rights of publicity and privacy).

          "Trade Secrets" means all trade secrets under the laws of any
           -------------
jurisdiction, including but not limited to ideas, inventions, discoveries, developments, designs, improvements, prototypes, know-how, methods, processes, techniques, product specification and performance data, computer programs, and other data, in each case whether or not patentable, copyrightable or within any particular definition of trade secret; unpublished proprietary information relating to SupplierMarket's Intellectual Property; and business, marketing, sales, research, development, manufacturing, production and other plans and strategies; forecasts; financial statements, budgets and projections, licenses, prices and costs; customer and supplier lists and terms of customer and supplier contracts; personnel information; compilations of such information; and the existence and terms of this agreement. Your Work Product is a Trade Secret of SupplierMarket.

          "Work Product" means the direct or indirect results of any services
           ------------
rendered for SupplierMarket by you.

     7. Conflicting Agreements. You hereby represent and warrant that your signing of this agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants that would affect the performance of your obligations under this agreement. You agree that you will not disclose to or use on behalf of SupplierMarket any proprietary information of a third party without that party's consent.

     8. Withholding. All payments made by SupplierMarket under this agreement shall be reduced by any tax or other amounts required to be withheld by SupplierMarket under applicable law.

     9. Assignment. Neither you nor SupplierMarket may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that SupplierMarket may assign its rights and obligations under this agreement without your consent
(a) in the event that you are transferred to an executive position with one of SupplierMarket's affiliates or (b) in the event that SupplierMarket shall hereafter affect a reorganization, consolidate with, or merge into any person or transfer all or substantially all of its properties or assets to any person. This Agreement shall inure to the benefit of and be binding upon you and SupplierMarket, and each of our respective successors, executors, administrators, heirs and permitted assigns.

     10. Severability. If any portion or provision of this agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

     11. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to and determined by a single arbitrator in the city of Boston, Massachusetts in accordance with the rules of the American Arbitration Association, and judgment upon the award shall be final, binding, and conclusive upon you and SupplierMarket and may be entered in any court having competent jurisdiction thereof.

     12. Miscellaneous. This agreement sets forth the entire agreement between you and SupplierMarket and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof.

     13. Notices. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of SupplierMarket or, in the case of SupplierMarket, to it at the address set forth on the first page of this letter, attention of the Board or the CEO, or to such other address as either party may specify by notice to the other actually received.

                 [Remainder of page intentionally left blank.]

                                                          [Employment Agreement]

     If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided at which time this letter and that copy will take effect as a binding agreement between you and SupplierMarket on the basis set forth above.

                              Sincerely yours,

                              SupplierMarket.com, Inc.


                              By:   /s/ Asif Satchu
                                    -----------------
                                    Name: Asif Satchu
                                    Title: President


Accepted and Agreed:

/s/ Jonathan Burgstone
------------------------
Name: Jonathan Burgstone
Date:  1/24/2000
       -----------------

                                      "A"

                               RELEASE OF CLAIMS

     FOR AND IN CONSIDERATION OF the special payments and benefits to be provided to me in connection with the termination of my employment in accordance with the terms of the letter agreement between me and SupplierMarket.com, Inc. ("SupplierMarket") dated as of January ___, 2000 (the "Employment Agreement"),
  --------------                                       --------------------
I, on my own behalf and on behalf of my heirs, beneficiaries and representatives and all others connected with me, hereby release and forever discharge SupplierMarket and its affiliates (as that term is defined in the Employment Agreement) and all of their respective officers, directors, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the "Released"), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (all collectively "Claims") which I have had in the past, now
                                      ------
have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by SupplierMarket, each as amended from time to time). Expressly excluded from this Release of Claims are any claims I might have in respect of (i) any vested rights under any stock option agreements between myself and SupplierMarket, (ii) any vested retirement rights, including any rights under any 401(k) plans, and (iii) any continuing rights I may have under any applicable insurance plans.

     In signing this Release of Claims, I acknowledge that I have had at least 21 days from the date of my sending or receipt of notice of termination of my employment, as applicable, to consider the terms of this Release of Claims and that such time has been sufficient; that I am encouraged by SupplierMarket to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

     I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Chief Executive Officer of SupplierMarket and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

     IN WITNESS WHEREOF, I have set my hand and seal on the date written below.


Signature: _________________________________

Date Signed: _______________________________